Exhibit 99.1

Rogers Corporation Acquires NBR Float Business in Korea

    ROGERS, Conn.--(BUSINESS WIRE)--Jan. 30, 2004--Rogers Corporation (NYSE:ROG) announced today that it has acquired KF Inc., headquartered in Hwasung City, Korea, a nitrile butadiene rubber (NBR) float business, through a stock purchase agreement of approximately $3.5 million. Last year the sales of the purchased business were approximately $3 million. KF Inc. primarily manufactures these level-sensing devices for the automotive market.
    Under the terms of the agreement, KF Inc. has become a wholly owned subsidiary of Rogers. Young-In Kim, current president and CEO of KF Inc., will be joining Rogers as president of KF Inc.
    "KF's product line of NBR floats strongly complements Rogers' technology in closed cell foams," said Dave Smith, Vice President of Rogers Elastomer Components Division (ECD). "The purchase of this business will add to our presence in worldwide markets and expand sales opportunities for existing products."
    Rogers NITROPHYL(R) floats are currently manufactured at Rogers Elastomer Components Divsion, located in South Windham, CT, which will be relocating to Rogers' facility in Suzhou, China, by the end of 2004. These high-performance elastomer components are custom manufactured from proprietary nitrile rubber formulations. Last year, Rogers opened a manufacturing facility for float production in Suzhou, China. NITROPHYL-M floats are used for level sensing in automobile fuel tanks and as overfill protection in gas barbeque liquid propane tanks.
    Walter E. Boomer, Rogers Chairman and CEO, commented, "This acquisition follows our commitment to provide the best quality products and will solidify our market position as the largest manufacturer of these types of products. This enhances our presence in the Korean and Asian markets, where currently a significant and growing portion of our float products are shipped. KF Inc. brings to Rogers technological expertise in manufacturing and engineering. It will be our Asian center for prototyping and small volume production. Additionally, KF Inc. will supply the intermediate raw material to our China operations."
    Rogers Corporation, headquartered in Rogers, CT, U.S.A., develops and manufactures high-performance specialty materials, which serve a diverse range of markets including: wireless communications, computers and networking, imaging, transportation and consumer. Rogers operates manufacturing facilities in Arizona, Connecticut, and Illinois in the U.S., in Gent, Belgium, in Suzhou, China, and in Korea. Sales offices are located in Japan, Hong Kong, Taiwan, Korea, China, and Singapore.

    Safe Harbor Statement

    Statements in this news release that are not strictly historical may be deemed "forward-looking" statements which should be considered as subject to the many uncertainties that exist in the Company's operations and environment. These uncertainties, which include economic conditions, market demand and pricing, competitive and cost factors, and the like, are incorporated by reference in the Rogers Corporation 2002 Form 10-K filed with the Securities and Exchange Commission. Such factors could cause actual results to differ materially from those in the forward-looking statements.

    Web site: http://www.rogerscorporation.com

    CONTACT: Editorial and Investor Contact:
             Rogers Corporation
             Edward J. Joyce, 860-779-5705
             edward.joyce@rogerscorporation.com